EXHIBIT 23.2

Consent of KPMG LLP

To the Board of Directors and Stockholders
Of AmerUs Group Co.:

Ladies and Gentlemen:

We consent to incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 5, 2001, relating to the consolidated balance sheets of AmerUs Group Co. and subsidiaries as of December 31, 2000, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows and related schedules for each of the two years in the period then ended, which appear in the December 31, 2001 annual report on Form 10-K of AmerUs Group Co.

/s/ KPMG LLP

Des Moines, Iowa
February 17, 2003